Exhibit 10.1

November 3, 2015

Laurence A. Tosi

888 Brannan Street

San Francisco, CA 94103

Dear Laurence,

You have elected to withdraw from your position as a Senior Managing Director (“SMD”) of The Blackstone Group L.P. (“Blackstone”), effective August 7, 2015 (the “Effective Date”). Except as otherwise specifically provided for herein, you hereby voluntarily withdraw as a partner and/or member (as applicable) from Blackstone Holdings I L.P. and each of Blackstone’s other affiliated entities (the “Blackstone Entities”) as of the Effective Date.

All capitalized terms used in this letter agreement (“Letter Agreement”) but not defined shall have the meanings ascribed to such terms in that certain Senior Managing Director Agreement, dated as of June 9, 2008, by and among Blackstone Holdings I L.P. and you, as amended (the “SMD Agreement”). A copy of your SMD Agreement is attached hereto as Exhibit A.

1. Withdrawal; Restrictive Covenants.

(a) You hereby resign, effective as of the Effective Date, as Chief Financial Officer of Blackstone, as an SMD of the Blackstone Entities and as an officer or director (or person performing similar functions) of each Blackstone Entity for which you served as an officer or director (or similar function); provided that you shall continue to serve as a director of Ipreo Holdings, LLC (“Ipreo”) until the date on which the Blackstone Entities cease to hold equity interests in Ipreo. Blackstone and you both agree to waive the Notice Period and the Garden Leave Period under the SMD Agreement.

(b) You acknowledge and agree that, from and after the Effective Date, you have no legal or actual power or authority to act on behalf of or to legally bind the Blackstone Entities (to the extent you had such power prior to the Effective Date).

(c) You hereby acknowledge and affirm all of the provisions of your SMD Non-Competition and Non-Solicitation Agreement, dated as of June 9, 2008, a copy of which is attached hereto as Schedule A (the “Non-Competition Agreement”); provided that the applicable periods of duration of the restrictive covenants set forth in Section I of the Non-Competition Agreement shall begin on the Effective Date.

The Blackstone Group LP

345 Park Avenue New York NY 10154

T 212 583 5000 F 212 583 5749

www.blackstone.com

2. Payments; Benefits; Other Arrangements.

(a) In light of our mutual agreements and the terms and conditions herein, you will receive a payment in the amount of $500,000, payable in cash within 15 days following the date hereof.

(b) You will be entitled to expense reimbursement relating to your transitional services provided to Blackstone, including any travel or other expenses relating to your attendance at any meetings of the board of directors of any Blackstone Entity or any portfolio company of any Blackstone Fund or Blackstone Partnership (in each case, as defined below), in accordance with Blackstone’s business expense reimbursement policies applicable to other Blackstone SMDs.

(c) Except as otherwise provided for herein, you acknowledge and agree that, after the Effective Date, you shall cease to be eligible to receive any draw, profit sharing or bonus from any of the Blackstone Entities.

(d) Without limiting the generality of the provisions of the Non-Competition Agreement, you agree that, in connection with any employment, investment management or professional activities in which you engage following the Effective Date, you may not, either directly or indirectly through any firm or investment fund with which you become affiliated or which you endeavor to establish, through any other employee, agent or representative of such firm or fund, provide to any prospective investors or any other persons or entities, whether orally or in writing, any confidential information about (i) Blackstone, any Blackstone fund or investment vehicle, including, without limitation, any fund managed by Blackstone Management Partners L.L.C. (collectively, a “Blackstone Fund”), (ii) any investments made by any Blackstone Fund or the performance record of any Blackstone Fund, or (iii) advisory services provided by Blackstone or information about the clients to which such services were delivered, in each case without the prior written consent of John Finley (or his successor as Chief Legal Officer of Blackstone), which consent may be withheld in John Finley or his successor’s sole discretion.

3. Treatment of Blackstone Holdings Partnership Units; Other Unit Awards.

(a) Reference is made to the limited partnership units (the “Holdings Units”) in each of Blackstone Holdings (as hereinafter defined in Schedule I); “Holdings Unit” being a collective reference to a limited partnership unit in each Blackstone Holdings partnership. Blackstone and you acknowledge and agree that as of the date hereof, you have the number of vested and unvested Holdings Units as set forth in Exhibit F attached hereto and that all such unvested Holdings Units will either be forfeited or retained by you following the Effective Date as set forth in Exhibit F.

(b) With respect to all vested Holdings Units, you agree that you will remain subject to all of Blackstone’s policies as in effect as of the Effective Date, in addition to the various agreements to which you are a party, with the following supplements and modifications:

(i) If at any time, Blackstone concludes that such action is needed for tax or

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securities law purposes, Blackstone shall have the right to cause you to exchange Holdings Units for publicly traded units in The Blackstone Group L.P. (“BX Units”) at any time in any amount it determines and you will be entitled to exchange Blackstone Holdings Units for BX Units in accordance with and subject to the terms and the exchange methodology in effect for SMDs on the date of any such exchange; provided that you must execute and deliver to Blackstone a notice of exchange in the form as is generally used by SMDs at such time at least 60 days prior to the applicable Quarterly Exchange Date (as defined in the Exchange Agreement).

(ii) You will be required to continue to hold your Blackstone Holdings Partnership Units and BX Units at Merrill Lynch in accordance with the procedures generally applicable to Blackstone SMDs.

(iii) You must comply with the requirements outlined in the two memoranda attached as Exhibits B and C and may not directly hold BX Units at the time of any exchange of Holdings Units and, until such time as you no longer hold any Holdings Units, may not remain the direct holder of any BX Units received upon exchange following the end of the relevant selling period.

(iv) You will be prohibited from transferring more than 75% of your vested Holdings Units and BX Units (collectively) until the expiration of your restrictive covenants set forth in Section I of the Non-Competition Agreement, upon which time you will be free to transfer all or any portion of your vested Holdings Units and BX Units in accordance with the transfer methodology applicable to SMDs.

(v) Blackstone will continue to provide you notice of matters affecting your Blackstone Holdings Partnership Units (including permissible exchange dates of Blackstone Holdings Partnership Units into BX Units under Blackstone’s controlled sales program) on the same basis and timing that it provides all other holders of Blackstone Holdings Partnership Units.

(c) As of the Effective Date, you held 49,925 Bonus Deferral Units (the “Bonus Deferral Units”) pursuant to the terms of Blackstone’s Sixth Amended and Restated Bonus Deferral Plan, as amended, which shall continue to vest and deliver in accordance with the terms of the award agreement (including, for the avoidance of doubt, continued distributions in respect of such Bonus Deferral Units) subject to your continued compliance with the Non-Competition Agreement through each applicable vesting date. As of the Effective Date, you also held 344,154 of unvested Deferred Equity Units in respect of Blackstone Holdings Units under your 2010 Star Award, all of which were forfeited as of the Effective Date. Nonetheless, Blackstone will provide to you (i) quarterly payments equal to distributions (the “Distributions”) from the Effective Date through February 1, 2016 with respect to a number of Blackstone Holdings Units with a fair market value equal to $5,000,000 using a 30-trading day volume weighted average price (“VWAP”) as of August 7, 2015 (the “Distribution Units”) and (ii) a number of vested Blackstone Holdings Units with a fair market value equal to $5,000,000 using a 60-trading day VWAP as of February 1, 2016 (the “Settlement Units”), subject, in each case, to your compliance with the Non-Competition Agreement, and settled on February 1, 2016. If the number of Settlement Units is greater than the number of

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Distribution Units, you shall be entitled to an additional cash payment equal to distributions from the Effective Date through February 1, 2016 with respect to a number of Blackstone Holdings Units equal to the excess, if any, of Settlement Units over the Distribution Units. If the number of Distribution Units is greater than the number of Settlement Units, your Settlement Units shall be reduced by a number of Blackstone Holdings Units with a value (using the same 60-day VWAP described above) equal to the excess, if any, of the Distributions over the payments equal to distributions with respect to a number of Blackstone Holdings Units equal to the number of Settlement Units from the Effective Date through February 1, 2016. All other outstanding unvested equity-based awards in respect of Blackstone Holdings Units, BX Units or BXMT Units will be forfeited as of the Effective Date. You acknowledge and agree that upon and following the Effective Date, your total equity holdings in Blackstone will be as set forth on Exhibit F attached hereto.

4. Carried Interest; Side-by-Side Investments.

(a) As of the Effective Date, the unvested portion of your carried interest in respect of (i) all Blackstone Innovations LLC and Blackstone Innovations (Cayman) III LP investments made through the Effective Date and (ii) Blackstone’s investment in Ipreo, will vest as set forth on Exhibit G hereto. For the avoidance of doubt, except as set forth herein, all carried interest that is unvested as of the Effective Date will be forfeited as of the Effective Date. Exhibit D includes a list of all of your vested carried interest as of the Effective Date (including the carried interest that vests as of the Effective Date pursuant to the preceding sentence).

(b) Except as set forth herein, you will not participate in any side-by-side investments made by any “Partnership Entities” (as defined in Schedule I hereto) after the Effective Date, and, as of the Effective Date, any commitments or obligations on your part to make capital contributions to the Partnership Entities shall be terminated.

(c) To the extent that you are invested in any funds managed by BAAM, GSO or BREDS following the Effective Date, your capital accounts as to (i) current investments in such funds and (ii) any future investments in such funds that are made in connection with a capital commitment entered into on or prior to the Effective Date, shall be subject to management and performance fees in accordance with the applicable fee arrangements as in effect as of the Effective Date. For the avoidance of doubt, with respect to any future investments that you may make in such funds other than those described in the preceding sentence, such investments shall be subject to management and performance fees in accordance with Blackstone’s general policy regarding former SMDs. The parties acknowledge that the current policy with respect to each of BAAM, GSO and BREDS is to waive management and performance fees for SMDs whose separation qualifies as a “retirement” under the terms and conditions applicable to Blackstone’s carried interest and equity arrangements, but that Blackstone, in its sole discretion, may change such policy at any time in the future.

(d) Upon separation, Blackstone will continue to deliver to you its valuation of your investments in the Partnership Entities on a semi-annual basis, until such time as you no longer have any investments in the Partnership Entities, which valuation shall be calculated on a

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basis consistent with the methodology used in previous valuations and consistent with all other SMDs’ valuations. Any future distributions in respect of your carried interest or side-by-side investments will be net of any outstanding payment obligations that you owe to Blackstone.

(e) Notwithstanding anything to the contrary contained in any Governing Agreements or other agreements in respect of any Partnership Entities, Blackstone agrees that you will not forfeit any interests in such entities as a result of your withdrawal, nor will you forfeit any distributions you would otherwise be entitled to by virtue of the restrictions in Section 4(b).

5. Securities Trades; Compliance. Until six months following the date on which Blackstone files its quarterly report for the third quarter of 2015, you will continue to be required to seek Blackstone’s approval and clearance of, and submit statements to Blackstone with respect to, securities trades in accordance with the Blackstone policies contained in the compliance documents applicable to other Blackstone SMDs. Nothing contained herein shall affect your obligations under applicable federal or state securities laws.

6. Complete Release. You agree, in exchange for the waivers, payments and benefits provided herein, to execute, and not revoke, the form of General Release attached hereto as Exhibit E. If you revoke the General Release, your right to receive the waivers, payments and benefits provided herein shall be forfeited.

7. Miscellaneous. All of the provisions contained in Schedule II are hereby incorporated by reference into this Section.

8. Governing Law. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to principles of conflicts of laws.

9. Acknowledgment by Blackstone. Blackstone Senior Management, based on actual knowledge with no additional inquiry, is not aware of any pending or expected claim that a Blackstone Entity has, as of the date of execution of this Agreement, against you under any agreement between any Blackstone Entity and you or any Blackstone policy (including any breach of any such agreement or any Blackstone policy), except, for the avoidance of doubt, for amounts payable by you in respect of investment and capital commitments. For purposes of this Agreement, Blackstone Senior Management shall mean the members of the Blackstone Management Committee.

10. Dispute Resolution. Any dispute, controversy or other matter arising out of this Letter Agreement or otherwise referred to in the Non-Competition Agreement shall be subject to the provisions of Section VII of the SMD Non-Competition Agreement.

11. Headings. The headings and subheadings in this Letter Agreement are included for convenience and identification only and are in no way intended to affect, describe, interpret, define or limit the meaning, scope, extent or intent of this Letter Agreement or any provision hereof.

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12. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall be effective for all purposes.

13. Certain References. Throughout this Letter Agreement, references to Sections of this Letter Agreement include the Exhibits and Schedules to this Letter Agreement (and Annexes to Exhibits) referred to in such Sections, and references to this Letter Agreement include all Exhibits and Schedules to this Letter Agreement (and Annexes to Exhibits).

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IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP Inc., its general partner

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman
Title:	Chairman and Chief Executive Officer

Accepted and agreed to as of the date first above written:

/s/ Laurence A. Tosi
Laurence A. Tosi

Index of Schedules and Exhibits

Schedule I	- Continuing Blackstone Entities and Definitions

Schedule II	- Miscellaneous Provisions

Exhibit A	- Senior Managing Director Agreement and Non-Competition Agreement

Exhibit B	- Sale Memorandum

Exhibit C	- Merrill Memorandum

Exhibit D	- Investor Statement

Exhibit E	- General Release

Exhibit F	- Blackstone Unit Award Schedule

Exhibit G	- Blackstone Innovations and Ipreo Carried Interest Schedule

Schedule I

Continuing Blackstone Entities and Definitions

1. Immediately following the Effective Date, you will remain a member or partner of certain entities listed below (the “Continuing Entities”) on the terms and conditions set forth in the applicable Governing Agreements (as defined below) for such Continuing Entities (and as modified by this Letter Agreement) for members or partners who have ceased to be employed by, or otherwise provide services to, Blackstone Entities or in any applicable Blackstone memoranda related to such Continuing Entities.

“Partnership Entities”

BCP IV, BCP V, BCP VI, BCTP, BEP, BTOF, BREDS II, BREP Asia, BREP Europe III, BREP Europe IV, BREP Intl II, BREP VI, BREP VII, Special Situations Europe, Special Situations II, Patria-P2 III, Patria-RE III, Core Real Estate, SP V and SP VI, subject to Section 4 of the Letter Agreement to which this Schedule is attached.

“Blackstone Holdings”

Blackstone Holdings I L.P. (solely to the extent you hold equity interests therein) Blackstone Holdings II L.P. (solely to the extent you hold equity interests therein) Blackstone Holdings III L.P. (solely to the extent you hold equity interests therein) Blackstone Holdings IV L.P. (solely to the extent you hold equity interests therein)

2. Your profit sharing interests in the Partnership Entities, reflecting all of your partnership interests in the Partnership Entities, including all of your vested carried interests, as of the Effective Date are set forth on the Blackstone Investor Reporting System statement (the “Investor Statement”) attached hereto as Exhibit D. The parties acknowledge and agree that the dollar values set forth in such Exhibit D reflect only an estimate of the current value of your profit sharing interests.

“Governing Agreement” of any Blackstone Entity means the limited partnership agreement, limited liability company agreement or other governing agreement of such Blackstone Entity, in each case as modified by this Letter Agreement, and as amended, supplemented, restated or otherwise modified through the Effective Date.

Schedule II

Miscellaneous Provisions

1. Right of Offset. It is hereby agreed that, with respect to any payments due under the Letter Agreement to which this Schedule is attached (this “Letter Agreement”), the Governing Agreements of the Blackstone Entities and any other agreement between you and the Blackstone Entities, the Blackstone Entities shall have the right to set off and apply against any amounts at any time payable by any Blackstone Entity to you pursuant to the provisions hereof or otherwise any amounts payable by you to any Blackstone Entity (excluding amounts required to repay your Blackstone-related loans and interest, if any, to JPMorgan Chase Bank, N.A. (or its successor from time to time) (“JPMorgan”).

It is further agreed that if, at any time, it is determined by Stephen A. Schwarzman (or his successor as Chairman and Chief Executive Officer, “SAS”) that you are in breach of any of your agreements or obligations under this Letter Agreement, the Non-Competition Agreement or any Blackstone Entity Governing Agreement, as amended by this Letter Agreement, the Blackstone Entities shall have the right to recover from you, and to set off against amounts otherwise payable by any of the Blackstone Entities to you, up to the amount of likely damages suffered by Blackstone and/or the amount of your liability to the Blackstone Entities resulting from such breach or from such act or omission constituting “Cause” (in any case, as determined by SAS)(excluding amounts required to repay your Blackstone-related loans and interest, if any, to JPMorgan). In such case, Blackstone will provide you with written notice of such set-off. As used herein, “Cause” shall have the meaning set forth in Section 5(b) of the SMD Agreement (as defined below).

If any set off is made by any Blackstone Entity pursuant to this Paragraph 1 and it is ultimately determined that the amount payable by you to the Blackstone Entities, and/or the amount of actual damages suffered by Blackstone and/or the amount of your actual liability to the Blackstone Entities is less than the amount set off with respect to such amount payable by you and/or such damages and/or such liability pursuant to this Paragraph 1, then (x) Blackstone shall return to you the excess amount so set off, together with interest from the date of set-off at a rate equal to the average prime rate of interest published by JPMorgan and (y) if you have obtained a legal judgment ordering Blackstone to pay you such amounts, then Blackstone also shall reimburse you for your reasonable legal fees directly related to obtaining such judgment.

2. Notices. Any notice or other communication required or which may be given to any party hereunder shall be in writing and shall be deemed given effectively if delivered personally to such party (or, in the case of the Blackstone Entities, to the Chief Legal Officer) or sent by facsimile transmission as follows:

To you:

At the address Blackstone has on file for you from time to time.

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To the Blackstone Entities:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Chief Legal Officer

Facsimile: 212-583-5719

Any party may change the persons and addresses to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

3. Entire Agreement, Etc.

(a) This Letter Agreement constitutes an amendment of each prior written or oral agreement between Blackstone and you, including, without limitation, the SMD Agreement, the Non-Competition Agreement and any other similar prior agreement (collectively, the “Prior Agreements”). To the extent of any inconsistency between this Letter Agreement and any Prior Agreements, this Letter Agreement shall prevail. For the avoidance of doubt, the Non-Competition Agreement remains in full force and effect.

(b) This Letter Agreement has been prepared, executed and delivered for the purpose, among other things, of settling all claims (except as otherwise expressly provided herein) that you or any of your affiliates have or may have against any Blackstone Entity. By executing and delivering this Letter Agreement, you, on behalf of yourself and your affiliates, expressly agree that no draft, memorandum, summary of proposed terms, notes or other document (other than this Letter Agreement, as executed and delivered by the parties) or written or oral statement prepared or made in connection with the negotiation, preparation, execution and delivery of this Letter Agreement, nor any payment or delivery hereunder, shall constitute, or be deemed to constitute, evidence of the agreement or intentions of the parties with respect to the subject matter of this Letter Agreement.

4. Amendment, Etc. This Letter Agreement may not be amended, supplemented, modified, canceled or discharged except by a written instrument executed by you and the relevant Blackstone Entity or Entities, and no provision hereof shall be waived except by a written instrument executed by the party granting such waiver. To the extent this Letter Agreement is inconsistent with any of the Governing Agreements of any Blackstone Entity, this Letter Agreement will control, and each party hereto will exercise any of such party’s rights and powers under any Blackstone Entity Governing Agreement in a manner that is not inconsistent with the provisions of this Letter Agreement. If any of the parties shall waive the breach of any provision of this Letter Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Letter Agreement. The rights and remedies of each party in this Letter Agreement are cumulative and not exclusive, and the exercise by any party of any right or remedy provided in this letter agreement shall not preclude any exercise by such party of any other rights or remedies of such party in this Letter Agreement, in the Blackstone Entities Governing Agreements or in any other agreement or at law, in equity, under any statute or otherwise. The parties reserve the right, without notice to or

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consent of any third person, at any time to waive any rights hereunder or by mutual agreement to amend this Letter Agreement in any respect or by mutual agreement to terminate this Letter Agreement.

5. Successors and Assigns, Etc. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns, including successors and assigns resulting from any change in form of any Blackstone Entity. It is acknowledged and agreed that any trusts, estate planning vehicles or other similar entities to which you have transferred an interest in any Blackstone Entity (or you have otherwise designated as a partner/member in the Blackstone Entities) shall be treated in the same manner as you are hereunder with respect thereto. In the event of your death or a judicial determination of your incapacity, references in this Letter Agreement to “you” shall be deemed to refer, as appropriate, to your heirs, beneficiaries, executor or other legal representative. You hereby consent to (i) the conversion (by merger or otherwise) to limited partnership, limited liability company, corporate or limited duration company status of any of the Blackstone Entities in which you have a continuing interest, and (ii) any amendments to any of the Blackstone Entity agreements to which you will continue to be a party, to the extent such conversion or amendments do not adversely affect your interests in a material manner and treat you in a manner that is materially less favorable than other withdrawn members or withdrawn partners of such Blackstone Entity are treated generally. Time shall be of the essence of this Letter Agreement.

6. Consents. Blackstone and you hereby:

(a) Consent to and approve the execution, delivery and performance of this Letter Agreement and consummation of all transactions (the “Transactions”) contemplated hereby, for all purposes of any provision of the Governing Agreements of the Blackstone Entities and/or any provision of applicable law; and

(b) To the fullest extent permitted by applicable law, agree that the consent and approval set forth herein shall constitute all consents and approvals that are required for the execution, delivery and performance of this Letter Agreement by each of the Blackstone Entities party hereto and the consummation of the Transactions under any provision of the Governing Agreements of the Blackstone Entities and under applicable law; and the terms, conditions, procedures and requirements contemplated by this Letter Agreement in order to effect the Transactions shall be sufficient to effect the Transactions for all purposes of such Governing Agreements and shall be in lieu of any and all other or additional terms, conditions, procedures or requirements set forth in such Governing Agreements or under applicable law that might otherwise be required to effect the Transactions (including, without limitation, any requirement of notice, consent, approval, consultation or the execution of any document).

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